UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2010

BANK OF FLORIDA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	333-74997	59-3535315
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida	34110
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 254-2100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On March 18, 2010, each of Bank of Florida Corporation’s bank subsidiaries received Supervisory Prompt Corrective Action Directives (the “Directives”) from the Federal Deposit Insurance Corporation (“FDIC”) due to Bank of Florida – Southwest’s “critically undercapitalized” status, Bank of Florida – Tampa Bay’s “significantly undercapitalized” status and Bank of Florida – Southeast’s “undercapitalized” status. The Directives require that within 30 days of the effective date of the Directives (by April 17, 2010), the subsidiary banks must: (1) be “adequately capitalized” under regulatory capital guidelines; and/or (2) accept an offer to be acquired by a depository institution holding company or combine with another insured depository institution. Each Directive will remain in effect until the respective subsidiary bank maintains “adequately capitalized” status for four consecutive quarters. If our subsidiary banks fail to meet or satisfy the requirements of the Directives, it is likely that the FDIC will take further regulatory enforcement actions against our subsidiary banks, including the imposition of consent orders or the closure of the subsidiary banks and the placement of them into receivership with the FDIC. If one of our subsidiary banks fails and is placed into receivership, it is highly likely the FDIC will exercise its “cross guarantee” rights and close the other subsidiary banks in order to reduce any cost or loss to the FDIC. While no assurance can be given that we will be successful in our efforts to recapitalize the subsidiary banks, the Company is undertaking a common stock offering and expects that the minimum offering size of approximately $45,000,000 million will return all three banks to “adequately capitalized” status. The holding company directors and executive officers have indicated an intent to invest in the offering at least $2.7 million, or approximately 5% of the minimum.

The Directives also prohibit our subsidiary banks from: (1) paying interest on deposits in excess of prescribed limits; (2) accepting, renewing or rolling over any brokered deposits; (3) engaging in any new line of business; (4) making any subordinated debt payments, or any capital distributions or dividend payments to the Company or any affiliate; and (5) establishing or acquiring a new branch and also require the subsidiary banks to obtain the approval of the FDIC prior to relocating, selling or disposing of any existing branch. In addition, the Directives provide that the subsidiary banks may not pay any bonus to, or increase the compensation of, any director or officer without the prior approval of the FDIC, and that the subsidiary banks must comply with Section 23A of the Federal Reserve Act without the exemption for transactions with certain affiliated institutions. Lastly, the Directives prohibit the subsidiary banks from entering into any material transaction, including any investment, expansion, acquisition, sale of assets or other similar transaction which would have a significant financial impact on the bank without prior approval of the FDIC. The subsidiary banks are already substantially subject to each of these prohibitions.

Bank of Florida Corporation has filed a registration statement (including a prospectus) (SEC File Number 333-161252) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from Kendrick Pierce & Co., at 511 W. Bay Street, Suite 300, Tampa, Florida 33606 or by telephone at 1 (866) 254-2265.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Supervisory Prompt Corrective Action Directive for Bank of Florida – Southwest.

99.2	Supervisory Prompt Corrective Action Directive for Bank of Florida – Southeast.

99.3	Supervisory Prompt Corrective Action Directive for Bank of Florida – Tampa Bay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Florida Corporation
(Registrant)

Date: March 24, 2010

/S/ TRACY L. KEEGAN
Tracy L. Keegan
Chief Financial Officer & Executive Vice President